CONFIDENTIAL

LETTER OF INTENT

November 14, 2011

John Magner
President
Global NuTech, Inc.
7601 Woodwind Drive
Huntington Beach, California 92647

Re:	Acquisition of International Plant Services, L.L.C. by Global NuTech, Inc.

Dear Mr. Magner

This letter of intent (this “Letter”) is intended to summarize the principal terms of the proposed acquisition (the “Transaction”) of International Plant Services, L.L.C., a Texas limited liability company (“IPS”), by Global NuTech, Inc., a Nevada corporation (“BOCL”).  The persons holding an aggregate amount of one hundred percent (100%) of the outstanding equity interests in IPS (the “Interests”) are Karim Ayed and Mohamed Noureddine Ayed (together, the “Members”). BOCL, IPS and the Members are referred to collectively herein as the “Parties”, and each individually as a “Party”.

Although it is the intent of the Parties that this Letter serve as a basis for negotiating the completion of the Transaction, other than those terms set forth under Sections 7(g)&(i), Section 8 (“Expenses of Parties”), Section 9 (“Exclusive Dealing”), Section 10 (“Confidentiality”), Section 11 (“Public Announcement”), Section 13 (“Governing Law”), Section 14 (“Counterparts”) and Section 15 (“Binding Provisions”) of this Letter, the terms contained herein are not binding on the Parties, are subject to change, and are not intended to create rights in favor of the Parties with respect to the Transaction.  The obligations of the Parties to consummate the Transaction shall be subject in all respects to the negotiation, execution and delivery of a definitive agreement with respect to the Transaction (the “Definitive Agreement”), and the satisfaction of the conditions contained in the Definitive Agreement.

1. Structure. The Transaction shall primarily consist of an equity exchange by and between BOCL and the Members whereby IPS shall become a subsidiary of BOCL. The structure of the Transaction shall otherwise be determined based on review and discussion among the Parties of applicable tax, accounting, regulatory and other concerns.

2. Valuation. The Parties have determined that, as of the date of this Letter, the strategic value of IPS is US$15,000,000.00 (the “Valuation”).

3. Consideration. Based on the Valuation, the aggregate purchase price for the Interests shall be US$15,000,000.00, the payment of which shall consist of (a) BOCL’s issuance to the Members of US$5,000,000.00 worth of BOCL’s common stock, par value $0.00001 per share (“Common Stock”), at a price of $0.17 per share (in total, 29,411,765 shares), and (b) BOCL’s delivery to the Members of a convertible promissory note in the amount of US$10,000,000.00, such note (the “Promissory Note”) convertible into shares of Common Stock at a conversion price of $0.17 per share (in total, 58,823,529 shares), subject to the terms therein.

4. Capitalization. The pre-Transaction and post-Transaction capitalization of BOCL shall be as follows:

CONFIDENTIAL

Pre-Transaction		Post-Transaction
COMMON STOCK	Shares	COMMON STOCK	Shares
Total Authorized:	1,400,000,000	Total Authorized:	1,400,000,000
Total Issued and Outstanding:	2,000,000	Total Issued and Outstanding	34,411,765
		Fully diluted Common Stock (*non-inclusive of incentive or compensation shares*):		% of 128,792,944 Fully Diluted
		IPS Holders
		$5M Common Stock	29,411,765	22.84%
		$10M Note	58,823,529	45.67%
		Preferred Stock	22,745,100	17.66%
			110,980,394	86.17%
		CEO/Investor - Preferred Stock:	11,372,550	8.83%
		Public Common Stockholders:	6,440,000	5.0%

PREFERRED STOCK		PREFERRED STOCK
Total Authorized:	100,000,000	Total Authorized:	100,000,000
Total Issued and Outstanding:	30,000	Total Issued and Outstanding:	2,900,000
SERIES A CONVERTIBLE PREFERRED STOCK		SERIES A CONVERTIBLE PREFERRED STOCK
Total Authorized:	5,000,000	Total Authorized:	0
Total Issued and Outstanding:	0
SERIES B CONVERTIBLE PREFERRED STOCK		SERIES B CONVERTIBLE PREFERRED STOCK
Total Authorized:	250,000	Total Authorized:	0
Total Issued and Outstanding:	0
SERIES C CONVERTIBLE PREFERRED STOCK		SERIES C CONVERTIBLE PREFERRED STOCK
Total Authorized:	80,000	Total Authorized:	0
Total Issued and Outstanding:	30,000
NEW PREFERRED		NEW PREFERRED
Total Authorized:	0	Total Authorized:	2,900,000
		Total Issued and Outstanding:	2,900,000

5. Employees. All employees of IPS who are employed as of the date of this Letter shall continue to be employed post-Transaction on employment terms which, in general, are no less favorable than those existing between the employee and IPS as of the date of this Letter.

6. Unregistered Shares.  None of the shares of Common Stock issued pursuant to the Definitive Agreement will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the certificates evidencing such shares shall contain appropriate restrictive legends to that effect. BOCL shall remove such legends upon a stockholder’s request if, in the opinion of counsel reasonably acceptable to BOCL, such shares can be sold pursuant to an exemption from the provisions of the Securities Act and any lock-up provisions contained in the Definitive Agreement.

7. Conditions. In addition  to other customary conditions, the consummation of the Transaction shall be subject to the following conditions:

CONFIDENTIAL

(a)
Negotiation of a Definitive Agreement.  BOCL, IPS and the Members shall use commercially reasonable efforts in the negotiation of the Definitive Agreement in order to reflect the proposed terms and conditions set forth in this Letter and such further terms, provisions, covenants, representations, indemnities and warranties satisfactory to the Parties.

(b)
Director (Manager) and Stockholder (Member) Approval.  All necessary approvals of the Board of Directors and stockholders (or Managers and members, if applicable) of BOCL and IPS shall have been obtained, including all approvals that may be necessary to effect the Transaction.

(c)
Access to Books and Records.  Pending the execution of the Definitive Agreement and the consummation of the Transaction, each of BOCL and IPS shall give the other Parties and their designated respective officers, directors, stockholders, members, partners, employees, advisors, agents, financing sources (and their respective advisors) or other representatives and affiliates (collectively, “Representatives”), a reasonable opportunity to conduct a due diligence investigation of IPS and BOCL and their respective businesses and affairs.

(d)
Consents and Releases. Prior to the consummation of the Transaction, IPS shall obtain all written consents and releases of all persons deemed necessary by BOCL in connection with the consummation of the Transaction. Prior to the consummation of the Transaction, BOCL shall obtain all written consents and releases of all persons deemed necessary by IPS in connection with the consummation of the Transaction.

(e)
Approval of Due Diligence. The Parties shall have approved the results of their respective reviews of the relevant books, records, documents, intellectual property, contracts, and financial condition of BOCL and IPS.

(f)	Conduct of Business. From the date of this Letter through the signing of the Definitive Agreement, BOCL and IPS shall operate only in an ordinary course consistent with prior practices.

(g)
Preferred Stock Subscription.  BOCL shall sell and each of Karim Ayed, Mohamed Noureddine Ayed and David Mathews (collectively, the “Investors”), shall purchase pro rata, an aggregate amount of 2,900,000 shares (in each case, a “Subscription”) of a new class of preferred stock, as designated and issued by BOCL (“New Preferred Stock”), in consideration of the Investors’ delivery of an aggregate amount of US$2,900,000.00 to BOCL on the date of the execution of this Letter. In connection with each Subscription, BOCL and each of the Investors shall enter into a subscription agreement, in the form attached hereto as Exhibit A, on the date of the execution of this Letter. BOCL shall cause the certificate of designations for the New Preferred Stock to entitle holders of such stock to voting rights on a 100-to-1 share basis relative to that of the Common Stock, on all matters. The certificate of designations for the New Preferred Stock shall provide for the conversion of such securities into Common Stock, at the option of the holders thereof, upon the earlier of (i) the passing of three (3) years from the issuance date of the securities or (ii) the change of control, or sale, of BOCL. The New Preferred Stock shall be convertible into Common Stock at a conversion price of $0.085 per share. Within seven (7) business days of the execution of this Letter, BOCL shall effect the issuance and delivery of the New Preferred Stock to the Investors.

(h)
Conversion of Promissory Note.  The terms of the Promissory Note shall provide for its conversion into Common Stock, at the option of the holders thereof, upon the earlier of (i) the passing of three (3) years from its issuance date or (ii) the change of control, or sale, of BOCL. The Promissory Note shall be convertible into Common Stock at a conversion price of $0.17 per share.

CONFIDENTIAL

(i)
Satisfaction of Outstanding Debt. BOCL shall satisfy the debt owed under those certain promissory notes issued to Corporate Strategies LLC and TRAC Financial, having an outstanding balance of approximately US$252,000.00 as of the date of this Letter (the “CT Notes”), by (i) at the Closing (as defined in Subjection (k) below), converting $2,000.00 of the outstanding debt under the oldest of the CT Notes into four million four hundred forty thousand (4,440,000) shares of Common Stock, two million two hundred twenty thousand (2,220,000) shares of which (the “Consideration Shares”) shall be delivered to each of Corporate Strategies LLC and TRAC Financial, and (b) on the date of, and simultaneous with, the execution of this Letter, delivering a cash payment in satisfaction of the outstanding balance owed under the CT Notes, save and except for the $2,000.00 indebtedness to be evidenced by the Consideration Shares.

(j)
Retirement of Outstanding Preferred Stock.  As of the date of the Definitive Agreement, the New Preferred Stock shall be the only series of preferred stock having shares authorized and designated by BOCL. To the extent that BOCL has previously created and designated any other series of preferred stock, BOCL shall take all actions necessary to retire any outstanding shares of such stock, and take all actions to withdraw all and any certificates of designation for any such series in accordance with Section 78.1955 of the Nevada Revised Statutes.

(k)
Appointment of CEO. Upon the consummation of the Transaction (the “Closing”), BOCL shall (i) appoint, and shall have taken all proper and required corporate actions to appoint, David Mathews as the chief executive officer of BOCL, and (ii) grant to David Mathews, in connection with his appointment as chief executive officer, shares (the “Mathews Shares”) of restricted Common Stock in an amount equal to ten percent (10%) of the amount of fully diluted shares of Common Stock as of the date of the Closing (the “Closing Date”). The Mathews Shares shall vest and be issued by BOCL to David Mathews as follows: (i) one-third (1/3) of the Mathews Shares on the Closing Date; (ii) one-third (1/3) of the Mathews Shares on the first anniversary of the Closing Date; and (iii) one-third (1/3) of the Mathews Shares on the second anniversary of the Closing Date. In the event that a change of control, or sale, of BOCL occurs, all of the Mathews Shares shall immediately vest and be issued by BOCL.

(l)
Appointment of CFO.  At the Closing, BOCL shall (i) appoint, and shall have taken all proper and required corporate actions to appoint, Craig Crawford as the chief financial officer, and president, of BOCL, and (ii) grant to Craig Crawford, in connection with his appointment as chief financial officer and president, shares (the “Crawford Shares”) of restricted Common Stock in an amount equal to three percent (3%) of the amount of fully diluted shares of Common Stock as of the Closing Date. The Crawford Shares shall vest and be issued by BOCL to Craig Crawford as follows: (i) one-third (1/3) of the Crawford Shares on the Closing Date; (ii) one-third (1/3) of the Crawford Shares on the first anniversary of the Closing Date; and (iii) one-third (1/3) of the Crawford Shares on the second anniversary of the Closing Date. In the event that a change of control, or sale, of BOCL occurs, all of the Crawford Shares shall immediately vest and be issued by BOCL.

(m)
Corporate Strategies Compensation.  At the Closing, BOCL shall grant to Corporate Strategies, LLC, in connection with the provision of consulting services by Timothy J. Connolly, shares (the “CS Shares”) of restricted Common Stock in an amount equal to 2.4% of the amount of fully diluted shares of Common Stock as of the Closing Date. The CS Shares shall vest and be issued by BOCL to Corporate Strategies, LLC as follows: (i) one-third (1/3) of the CS Shares on the Closing Date; (ii) one-third (1/3) of the CS Shares on the first anniversary of the Closing Date; and (iii) one-third (1/3) of the CS Shares on the second anniversary of the Closing Date. In the event that a change of control, or sale, of BOCL occurs, all of the CS Shares shall immediately vest and be issued by BOCL.

CONFIDENTIAL

(n)
Board of Directors. Immediately following the consummation of the Transaction, the board of directors of BOCL shall consist of seven (7) members, three (3) of whom shall be Karim Ayed, Mohamed Noureddine Ayed, and David Mathews.

8. Expenses of Parties.  The Parties shall each bear their own costs and expenses incurred in connection with the Transaction, including, without limitation, the conduct of due diligence and the preparation of any definitive agreements as well as legal, accounting and other professional fees.

9. Exclusive Dealing. It is understood that IPS will commit time, effort and money to the process of completing the Transaction described herein. In consideration of that time, effort and expense, BOCL agrees to deal with IPS on an exclusive basis until December 31, 2011, or the earlier mutual termination of negotiations, and that, during such period, neither BOCL or its Representatives shall directly or indirectly, solicit, initiate, encourage, or conduct discussions or negotiations with (and shall formally terminate past or existing discussions or negotiations with) or engage in substantive negotiations or enter into any agreement with any third-party concerning any merger, acquisition of stock or substantially all of its assets or similar fundamental corporate transactions by or of BOCL, or involving BOCL, with any party other than IPS, except with the express written consent of IPS.

10. Confidentiality: For purposes of this Letter, “Confidential Information” shall mean all information relating to, or derived from, a Party hereto or its Affiliates, as defined below (collectively, the “Disclosing Party”) to which one or more other Parties hereto (each, a “Receiving Party”) is given access in connection with its consideration of the Transaction.  Confidential Information shall include, without limitation, all methods and systems, software, technical data, research reports, designs and specifications, new product and service developments, customers and customer lists, pricing information, trademarks or service marks, and other information, data, documents, technology, know how, processes, trade secrets, contracts, proprietary information, financial and operating data, now or hereafter existing or previously developed or acquired by the Disclosing Party, regardless of whether any such information, data or documents qualify as “trade secrets” under applicable law.  “Confidential Information” shall not include with respect to the applicable Receiving Party: (a) information that such Receiving Party can demonstrate by competent proof to have been in its possession prior to disclosure of such information by the Disclosing Party or its Representatives to such Receiving Party; (b) information that also has been furnished to such Receiving Party by a third party as a matter of right without restriction and which was not received directly or indirectly from the Disclosing Party or its Representatives; (c) information which is or becomes part of the public domain by publication or otherwise through no breach of this Letter by such Receiving Party; and (d) information which is independently developed by such Receiving Party without access to or use of the Disclosing Party’s Confidential Information and such can be proven by competent evidence.  Any Confidential Information which the Disclosing Party discloses or makes available to a Receiving Party (a) shall not be, directly or indirectly, disclosed or used by such Receiving Party for its competitive advantage, in its business activities or for any other purpose whatsoever, but shall be used solely in connection with the Transaction, (b) shall be kept in strict confidence by such Receiving Party, (c) shall not be reproduced by such Receiving Party without the Disclosing Party’s prior consent, and (d) shall not be disclosed by such Receiving Party to any other person or entity without the Disclosing Party’s prior written consent.  Notwithstanding the above, each Receiving Party may reveal Confidential Information to its Representatives who (i) need to know or be aware of the Confidential Information in connection with the Transaction, (ii) are informed of the confidential nature of the Confidential Information, and (iii) are subject to an obligation similar in nature and scope to this Agreement, which prohibits such Representative from disclosing the Confidential Information furnished to it in connection with the Transaction.  Each Receiving Party shall be responsible for any breach of this Agreement by any of its Representatives.  Notwithstanding any other provision of this Agreement, each Receiving Party may disclose the Confidential Information to the extent required by applicable law or as required in any civil or criminal legal proceeding, regulatory proceeding or any similar process provided that such Receiving Party, to the extent possible, gives prompt notice of such request to the Disclosing Party so that the Disclosing Party may seek an appropriate protective order or waive such Receiving Party’s compliance with the provisions of this Agreement.  As used herein, the term “Affiliate” means any corporation, partnership or other business entity that controls, is controlled by, or is under common control with, the Disclosing Party or Receiving Party, as applicable.

CONFIDENTIAL

11. Public Announcement.  Notwithstanding Section 10 of this Letter, the Parties agree that anytime after the execution of this Letter, BOCL may prepare and file with the Securities and Exchange Commission any appropriate disclosure with respect to this Letter and the Transaction if deemed reasonably necessary by counsel for BOCL, provided that BOCL shall provide to IPS a reasonable opportunity to review, comment on and approve such disclosure prior to its filing.

12. Timing.  It is contemplated that the execution of the Definitive Agreement shall be completed on or before November 30, 2011, subject to the Parties having obtained the approval, if necessary, of their respective stockholders and/or members of the Transaction as contemplated herein.

13. Governing Law.  This Letter shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to conflicts of laws.

14. Counterparts.  This Letter may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15. Binding Provisions.  Except for Sections 7(g)&(i),  Section 8 (“Expenses of Parties”), Section 9 (“Exclusive Dealing”), Section 10 (“Confidentiality”), Section 11 (“Public Announcement”), Section 13 (“Governing Law”), Section 14 (“Counterparts”) and Section 15 (“Binding Provisions”) of this Letter (which are intended to be binding legal agreements), this Letter is not a legally binding agreement and does not create rights in favor of any Party with respect to the Transaction contemplated hereby.  The obligations of the Parties to consummate the Transaction contemplated hereby shall be subject in all respects to the negotiation, execution and delivery of the Definitive Agreement and to the satisfaction of the conditions contained therein.

** Continued on Next Page **

CONFIDENTIAL

If this Letter correctly reflects your understanding, please execute the enclosed copy where indicated and return to IPS.

Sincerely,

INTERNATIONAL PLANT SERVICES LLC

By: /s/ Karim Ayed
Name: Karim Ayed
Title: President

Executed, Accepted and Agreed to as	Member:
of the date first set forth above.
/s/ Karim Ayed
Name: Karim Ayed
GLOBAL NUTECH, INC.
Member:
By: /s/ John Magner
Name: John Magner	/s/ Mohamed Noureddine Ayed
Title: President	Name: Mohamed Noureddine Ayed

The undersigned Investors hereby agree to participate in the Transaction on the terms set forth above in this Letter, and specifically agree to be bound by the terms of Section 7(g) herein.

By: /s/ David Mathews	By: /s/ Karim Ayed	By: /s/ Mohamed Noureddine Ayed
Name: David Mathews	Name: Karim Ayed	Name: Mohamed Noureddine Ayed

EXHIBIT A – SUBSCRIPTION AGREEMENT
(attached)

GLOBAL NUTECH, INC.

SUBSCRIPTION AGREEMENT AND SUITABILITY REPRESENTATIONS

THE SECURITIES OF GLOBAL NUTECH, INC. SUBSCRIBED FOR HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE “BLUE SKY” OR SECURITIES LAWS. SUCH SECURITIES CANNOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND WILL NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE THEREWITH.

THIS SUBSCRIPTION AGREEMENT AND SUITABILITY REPRESENTATIONS (this “Agreement”) is executed in connection with that certain Letter of Intent dated as of November ____, 2011 (the “LOI”) to which this Agreement is an exhibit and pursuant to which the subscriber named herein (“Subscriber”) purchases _____________ shares of preferred stock (the “Preferred Stock”) of Global NuTech, Inc., a Nevada corporation (the “Company”), in exchange for a cash payment of ___________________. Defined terms used herein and not otherwise defined herein shall have the meanings given such terms in the LOI.

A.   ACKNOWLEDGEMENTS

By executing this Agreement, Subscriber acknowledges that Subscriber understands that the Company is relying upon the accuracy of the representations and warranties of Subscriber contained herein in complying with its obligations under applicable securities laws.

Subscriber understands and acknowledges that neither the Preferred Stock, nor the common stock underlying the Preferred Stock, upon issuance, shall be registered under the Securities Act of 1933, as amended (the “Act”), or under the securities or “blue sky” laws of any state.  Subscriber also understands that in order to ensure that the issuance of the Preferred Stock is exempt from registration under the Act and the various state securities laws, the Company may be required to have reasonable grounds to believe that Subscriber meets certain minimum sophistication, net worth and/or income requirements. Subscriber understands that the information supplied in this Agreement will be disclosed to no one other than officers, managers and agents of the Company without Subscriber’s consent unless it is necessary for the Company to use such information to support the exemptions from registration under the Act or under applicable state securities laws and regulations of any state.

B.   TERMS OF SUBSCRIPTION

(i) General. This Agreement sets forth the terms under which Subscriber subscribes for the Preferred Stock pursuant to the LOI and this Agreement.  Execution of this Agreement by Subscriber shall constitute an offer by Subscriber to subscribe for the Preferred Stock in the amount and on the terms and conditions specified in this Agreement and the LOI.

(ii) Consideration. Subscriber hereby subscribes for __________ shares of Preferred Stock (such stock identified as New Preferred Stock in the LOI) and agrees to deliver to the Company in consideration therefor the sum of $________________ in cash, pursuant to and in accordance with the terms set forth in Section 7(g) of the LOI.  Within seven (7) business days of the execution of the LOI, the Company shall deliver the subscribed for shares of Preferred Stock to Subscriber.

(iii) Subscriber’s Representations and Warranties.

In order to induce the Company to permit Subscriber to accept the Preferred Stock, Subscriber represents and warrants to the Company, knowing that Company is relying thereon, the following:

1.  Subscriber represents, warrants and covenants to the Company that Subscriber (i) will be the sole party in interest as to the Preferred Stock subscribed for, and (ii) is acquiring the Preferred Stock for Subscriber’s own account, for investment only and not with a view toward the sale or distribution thereof.

2.  Subscriber understands that Subscriber must bear the economic risk of this investment for an indefinite period of time because the Preferred Stock, and its underlying common stock, shall not, upon issuance, be registered under the Act or any state’s securities laws. Subscriber has been advised that the Preferred Stock is not being registered under the Act upon the basis that the transaction is exempt from such registration requirements as a transaction by an issuer not involving any public offering under Section 4(2) of the Act, and that reliance by the Company on such exemption is predicated in part on Subscriber’s representations set forth in this Agreement.  Subscriber also understands that it is not contemplated that any registration will be made or that the Company will take steps that will make the provisions of Rule 144 under the Act available to permit the resale of the Preferred Stock or its underlying common stock.  Subscriber agrees that Subscriber will not attempt to pledge, transfer, convey or otherwise dispose of the Preferred Stock or its underlying common stock, except in a transaction that is the subject of either (i) an effective registration statement under the Act and any applicable state securities laws or (ii) an opinion of counsel, which opinion of counsel shall be at Subscriber’s sole cost and expense and satisfactory to the Company, in its sole and absolute discretion, to the effect that such registration is not required.  The Company may rely on such opinion of Subscriber’s counsel in making such determination.

3.  Subscriber represents and warrants that Subscriber is able to bear the economic risk of losing Subscriber’s entire investment in the Company, which investment is not disproportionate to Subscriber’s net worth, and that Subscriber has adequate means of providing for Subscriber’s current needs and contingencies without regard to the investment in the Company. Further;

(a) If Subscriber is a resident of the United States, Subscriber represents and warrants that Subscriber is an “accredited investor” as defined in the Act by virtue of one or more of the following:

(1)
Subscriber is an individual (not a partnership, corporation, limited liability company, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000 (exclusive of the value of the Subscriber’s principal residence);

(2)
Subscriber is an individual (not a partnership, corporation, limited liability company, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with their spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses, but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year;

(3)
Subscriber is (i) a bank, or any savings and loan association; (ii) an insurance company; (iii) a registered broker/dealer; (iv) a registered investment company or business development company; (v) a licensed small business investment company; (vi) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000, or is a self-directed plan with investment decisions made solely by persons that are accredited investors;

(4)	Subscriber is a private business development company (as defined in section 202(a)(22) of the Investment Advisors Act of 1940);

(5)
Subscriber is a corporation, partnership, business trust, or a non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case with total assets in excess of $5,000,000;

(6)
Subscriber is a trust with total assets in excess of $5,000,000, where the purchase is directed by a “sophisticated person” as defined in Rule 506(b)(2)(ii) promulgated under the Act.  Such “sophisticated person” has the knowledge and experience in financial and business matters to capably evaluate the merits and risks of any potential business combination involving the Company; or

(7)	Subscriber is an entity (partnership, corporation, limited liability company, etc.) all the equity owners of which are “accredited investors” within one or more of the above categories.

  or

  (b) Subscriber is a non-resident of the United States.

4.  Subscriber represents and warrants that, to the extent Subscriber has deemed necessary, Subscriber has consulted with Subscriber’s attorneys, financial and tax advisors and others regarding all business, financial, securities and tax aspects of the proposed investment, and that said advisors have reviewed this Agreement, the LOI, and all other documents and agreements relating thereto on Subscriber’s behalf. Subscriber and Subscriber’s advisors have sufficient knowledge and experience in business and financial matters to evaluate the Company, to evaluate the risk of an investment in the Company, to make an informed investment decision with respect thereto, and to protect Subscriber’s interest in connection with Subscriber’s subscription for the Preferred Stock, without need for the additional information that would be required to be included in a registration statement effective under the Act.

5.  Subscriber acknowledges that, to the extent Subscriber has deemed necessary, Subscriber and Subscriber’s advisors have had an opportunity to conduct a due diligence investigation of the Company and to ask questions of and to receive answers from the officers, managers, agents and principals of the Company and to obtain any and all additional information in writing to the extent that the Company possesses such information or could acquire it without unreasonable effort or expense: (i) relative to the Company and the Preferred Stock and (ii) necessary to verify the accuracy of any information, documents, books and records furnished. All such materials and information requested by Subscriber and Subscriber’s advisors (including information requested to verify information previously furnished) has been made available and examined by Subscriber or Subscriber’s advisors.

(iv) Miscellaneous.

1.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflicts of laws of such state.

2.  The headings of this Agreement are for convenience of reference only, and they shall not limit or otherwise affect the interpretation of any term or provision hereof.

3.  In construing this Agreement, in any place in which the context so requires (i) feminine or neuter pronouns shall be substituted for those masculine in form and vice versa and (ii) plural terms shall be substituted for singular and singular for plural.

4.  This Agreement and the rights, powers and duties set forth herein shall, except as set forth herein, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties hereto. Subscriber may not assign any of Subscriber’s rights, interests or obligations in and under this Agreement without the prior written consent of the Company, and any attempted assignment thereof without such consent shall be void and without effect.

5.  If any provision of this Agreement is found by a court of competent jurisdiction to be legally invalid or unenforceable: (i) the validity and enforceability of the remainder of this Agreement shall not be affected, (ii) such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law, and (iii) such provision shall be valid, enforceable and enforced in its modified form.

6.  This Agreement may be executed simultaneously via facsimile or otherwise in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

7.  This Agreement may not be amended or modified except by a written instrument executed and delivered by both of the parties hereto.

** signatures on following page **

IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement as of the ______ day of November, 2011.

SUBSCRIBER:

By:
Name:

Social Security Number:
Business Address:

Business Phone:
Business Fax::
E-Mail Address:

The foregoing offer is hereby accepted by the Company this ______ day of November, 2011.	GLOBAL NUTECH, INC.
By:
Title: